Exhibit 23.7

[Letterhead of McDaniel & Associates Consultants Ltd.]

Consent of Independent Consultant

We consent to the reference to our firm under the caption “Experts” in this Post-Effective Amendment No. 1 to the Registration Statement on Form F-3 (File No. 333-188261) and related Prospectus Supplements of CNOOC Limited for the registration of debt securities and guarantees and to the incorporation by reference therein of our reports included in its Annual Report on Form 20-F for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

MCDANIEL & ASSOCIATES CONSULTANTS LTD.

By:	/s/ P.A. Welch
P. A. Welch, P. Eng. President & Managing Director

McDaniel & Associates Consultants Ltd.

2200, Bow Valley Square 3,

255 - 5 Avenue S.W. Calgary, Alberta,

T2P 3G6 Canada

April 10, 2014